Exhibit 99.1

--------------------------------------------------------------------------------
NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
--------------------------------------------------------------------------------



Media Contact:        Sheila Odom
                      402.458.2329

Investor Contact:     Cheryl Watson
                      317.469.2064

For Immediate Release

Nelnet and FACTS Management Co. join to broaden services

Lincoln, Neb., June 13, 2005 - Nelnet, Inc. (NYSE: NNI) announced today that it has joined with FACTS Management Co., the largest provider of tuition payment plans in the country, to provide an even broader portfolio of education finance services for both organizations. Through the transaction, Nelnet acquired an 80-percent interest in FACTS and its affiliates, headquartered in Lincoln, Nebraska.

FACTS was founded in 1986 by David Byrnes, President and Chief Executive Officer, and Stanley Phillips, Secretary and Treasurer, to serve the needs of a single parochial school and has grown to become the nation's largest provider of tuition management services for private and parochial K-12 schools as well as colleges and universities. Today, the company provides automated tuition payment solutions, online payment processing, detailed information reporting, and data integration services to more than 3,500 educational institutions and 650,000 families and students nationwide. Using the latest in electronic funds processing through banks, credit cards, and an invoice service, FACTS manages more than $1.5 billion in tuition funds each year. In addition, FACTS provides financial needs analysis for thousands of students applying for aid in over 1,000 private and parochial schools.

"Nelnet is excited to expand upon our existing marketing relationship with FACTS Management Company through this transaction," said Steve Butterfield, Nelnet Vice Chairman and Co-Chief Executive Officer. "FACTS has grown into a tremendous business providing financial services to families and education institutions, with particular success at the K-12 level and is one of the fastest growing providers of tuition payment plans to colleges and universities."

"The transaction adds an additional source of fee-based revenue for Nelnet and as a leader in tuition payment plans, FACTS expands Nelnet's service offerings to include tuition payment plans and financial needs analysis," added Butterfield.

FACTS operates 20 regional sales and service offices across the country and will retain its brand identity, leadership, and employee base of approximately 160 associates.

"We see this transaction with Nelnet as a way to provide a full array of financial services to educational clients at all levels," said Byrnes. "There are numerous synergies between Nelnet and FACTS. We are both Lincoln-based companies with similar missions and cultures. This transaction will enable us both to bring new and exciting value-added products and services to the families, students, schools, and colleges served by our companies. Our combined resources will enable us to help more students and their families to easily afford education at all levels."

Nelnet's investment in FACTS is expected to be immediately accretive to base net income, though not material.

Additional information is available at www.nelnet.net or www.factsmgt.com .
                                       --------------    ----------------

                                       ###

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $14.5 billion as of March 31, 2005. Headquartered in Lincoln, Nebraska, it originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

(code #:nnig)